GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
(417) 887-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2002

        You are hereby notified and cordially invited to attend the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Great Southern Bancorp, Inc. ("Bancorp"), to be held at the Missouri Sports Hall of Fame, 3861 E. Stan Musial Drive, Springfield, Missouri, on May 15, 2002, at 10:00 a.m., local time.

        A proxy statement and proxy card for the Annual Meeting are enclosed herewith. The Annual Meeting is for the purpose of considering and voting upon the following matters:

        1.         The election of two directors for a term of three years; and

        2.         Such other matters as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

        Pursuant to the Bylaws of Bancorp, the Board of Directors has fixed March 22, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only record holders of the common stock of Bancorp as of the close of business on that date will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for your inspection at Bancorp's executive office, located at 1451 E. Battlefield, Springfield, Missouri 65804, during the ten days prior to the Annual Meeting and also will be available for inspection at the Annual Meeting.

        The Board of Directors of Bancorp unanimously recommends that you vote FOR the election of the nominees named in the accompanying proxy statement. Stockholders are urged to attend the meeting in person. If you are not able to do so and wish that your shares be voted, you are requested to complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided. You may revoke your proxy as indicated in the accompanying proxy statement at any time before it is voted.

By Order of the Board of Directors, William V. Turner Chairman of the Board
Springfield, Missouri April 15, 2002

        IMPORTANT: Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed return envelope in order to assure representation of your shares. Prompt return of the proxy card will assure a quorum and save Bancorp unnecessary expense.

NEXT PAGE

GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
(417) 887-4400

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2002

Solicitation of Proxies

        This proxy statement is being furnished to stockholders of Great Southern Bancorp, Inc. ("Bancorp") in connection with the solicitation by the Board of Directors of Bancorp of proxies to vote Bancorp's common stock, $.01 par value per share ("Common Stock"), at the Annual Meeting of Stockholders of Bancorp for the fiscal year ended December 31, 2001 (the "Annual Meeting") to be held at the Missouri Sports Hall of Fame, 3861 E. Stan Musial Drive, Springfield, Missouri, on May 15, 2002, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof. The Notice of the Annual Meeting, a proxy card and Bancorp's Annual Report to Stockholders for the fiscal year ended December 31, 2001 (the "Annual Report") accompany this proxy statement.

        Regardless of the number of shares of Common Stock owned, it is important that stockholders be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies received pursuant to this solicitation will be voted in accordance with the directions given on the proxy card. Where no instructions are indicated, proxies will be voted "FOR" the adoption of the specific proposals presented in this proxy statement.

        A proxy may be revoked by a stockholder at any time prior to its exercise by filing written notice of revocation with the Secretary of Bancorp at the above address, by delivering to Bancorp, at any time before the Annual Meeting, a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself have the effect of revoking a properly executed proxy card.

        The cost of solicitation of proxies and of the Annual Meeting will be borne by Bancorp. In addition to the solicitation of proxies by mail, proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of Bancorp not specifically engaged or compensated for that purpose. Bancorp will also, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

        The approximate date on which this proxy statement and the accompanying proxy card are first being sent to stockholders of Bancorp is April 15, 2002.

Voting

        The close of business on March 22, 2002 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and any and all adjournments or postponements thereof. Only stockholders of record at that date are entitled to notice of and to vote at the Annual Meeting. The total number of shares of Common Stock outstanding on the Record Date was 6,868,631. These are the only securities of Bancorp entitled to vote at the Annual Meeting.

        General Voting Rules. Each holder of the Common Stock is entitled to cast one vote for each share of Common Stock held on the Record Date on all matters including the election of directors, except that any stockholder that beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") is not entitled to vote shares in excess of the Limit.

NEXT PAGE

        In order for any proposals considered at the Annual Meeting to be approved by Bancorp's stockholders, a quorum must be present. The holders of a majority of the shares of the Common Stock entitled to vote, present in person or represented by proxy at the meeting, constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining a quorum. Shares in excess of the Limit, however, are not considered present for purposes of determining a quorum. The directors shall be elected by a plurality of the votes cast. In all matters other than the election of directors, the affirmative vote of the majority of the shares voted shall be the act of the stockholders.

        With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect. In determining the percentage of shares that have been affirmatively voted for any other proposals, the affirmative votes are measured against the aggregate of votes for and against the proposal plus the abstentions from voting on the proposal. A stockholder may abstain from voting on any proposal other than the election of directors, and shares for which the holders abstain from voting are not considered to be votes affirmatively cast. Thus, abstaining will have the effect of a vote against a proposal.

        All shares of Common Stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing the proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the shares will be voted FOR the election as directors of the persons nominated by the Board of Directors, and in accordance with the discretion of the persons appointed proxy for the shares upon any other matters as may properly come before the Annual Meeting.

PROPOSAL 1. ELECTION OF DIRECTORS

        The number of directors constituting Bancorp's Board of Directors is five.

        The By-laws classify the Bancorp Board into three classes and stagger the terms of each class to expire in different years. The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting of stockholders serves for a three-year term. The term of two of the present directors are expiring at this Annual Meeting.

        The directors elected at the Annual Meeting will hold office for a three-year term expiring in 2005 or until their successors are elected and qualified. Bancorp expects that the other directors will continue in office for the remainder of their terms. The nominees for director have indicated that they are willing and able to serve as director if elected and have consented to being named as nominees in this Proxy Statement. If the nominees should for any reason become unavailable for election, it is intended that the proxies will be voted for the substitute nominees as shall be designated by the present Board of Directors, unless the proxies direct otherwise.

Nominees to Serve a Three-Year Term Expiring at the 2005 Annual Meeting

        William E. Barclay, age 72, was first elected a Director of Great Southern in 1975 and of Bancorp in 1989. Mr. Barclay is the founder and has served as President and/or Chairman of Auto-Magic Full Service Car Washes in Springfield, Missouri since 1962. Mr. Barclay also founded Barclay Love Oil Company in Springfield, Missouri in 1964, founded a chain of Ye Ole Buggy Bath Self-Service Car Washes in Springfield, Missouri in 1978 and opened a Jiffy Lube franchise in Springfield, Missouri in 1987. None of these entities are affiliated with Bancorp.

        Larry D. Frazier, age 64, was first elected a Director of Great Southern and of Bancorp in May 1992. Mr. Frazier was elected a Director of Great Southern Financial Corporation (a subsidiary of Great Southern) in 1976, where he served until his election as Director of Great Southern and Bancorp. Mr. Frazier is retired from White River Valley Electric Cooperative in Branson, Missouri, where he served as President and Chief Executive Officer from 1975 to 1998. This entity is not affiliated with Bancorp.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

NEXT PAGE

Information with Respect to the Continuing Directors

        In addition to the nominees proposed to serve on the Bancorp Board of Directors, the following individuals are also members of the Bancorp Board, for a term ending on the date of the annual meeting of stockholders in the year indicated. The principal occupation and business experience for the last five years and certain other information with respect to each continuing director of Bancorp is set forth below. The information concerning the continuing directors has been furnished by them to Bancorp.

Directors Serving a Three-Year Term Expiring at the 2003 Annual Meeting

        Thomas J. Carlson, age 49, was first appointed a Director of Bancorp in January 2001. He is the co-owner of Carlson Gardner, Inc., a development company that has been in business since 1993. Mr. Carlson is also a shareholder of Woodco, Inc., a real estate construction company. He co-owns and is a member of Missouri Equity Partners, L.L.C. and Mid America Property Management, L.L.C. He is the President and Chief Executive Officer of Pointe Royale Development, Inc. and Resorts Management, Inc., both real estate development companies. Mr. Carlson serves on the Board of Directors of ITEC Attractions, Inc., which owns the IMAX Theater in Branson, Missouri. He also serves on the Board of Ozarks Counseling Center and The Kitchen, both not-for-profit organizations in Springfield, Missouri. Mr. Carlson, an attorney, is active in local political and civic affairs. He was a member of the Springfield City Council from 1983 to 1985, serving as Mayor Pro Tem from 1985 to 1987. He was Mayor of the City of Springfield from 1987 to 1993. Thereafter, he served on the Springfield-Branson Regional Airport Board. In 1997, he was again re-elected to the Springfield City Council. None of these entities are affiliated with Bancorp.

        Joseph W. Turner, age 37, joined Great Southern in 1991 and became an officer of Bancorp in 1995. Mr. J. Turner became a Director in 1997 and currently serves as President and Chief Executive Officer of Bancorp and Great Southern. Prior to joining Great Southern, Mr. J. Turner was an attorney with the Kansas City, Missouri law firm of Stinson, Mag and Fizzell. Mr. J. Turner is the son of William V. Turner.

Director Serving a Three-Year Term Expiring at the 2004 Annual Meeting

        William V. Turner, age 69, has served as the Chairman of the Board of Great Southern Bank ("Great Southern") since 1974, Chief Executive Officer of Great Southern from 1974 to 2000, and President of Great Southern from 1974 to 1997. Mr. W. Turner has served in similar capacities with Bancorp since its incorporation in 1989. Mr. W. Turner has also served as Chairman of the Board and President of Great Southern Financial Corporation (a subsidiary of Great Southern) since its incorporation in 1974 and Chairman of the Board of Great Southern Capital Management, Inc. (a subsidiary of Great Southern) since its formation in 1988. Mr. W. Turner is the father of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern.

DIRECTORS' MEETINGS AND COMMITTEES OF
THE BOARD OF DIRECTORS

Meetings of the Board and Committees of the Board

        The Board of Directors of Bancorp meets monthly and may have additional special meetings upon the request of one third of the directors then in office (rounded up to the nearest whole number) or upon the request of the President. The Board of Directors of Bancorp is authorized to appoint various committees and has formed the Audit Committee, the Compensation Committee and the Stock Option Committee. The Board of Directors has not formed a nominating or any other committees. The Board of Directors of Bancorp held 12 meetings during fiscal 2001. During fiscal 2001, each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served.

        Bancorp has an Audit Committee of the Board of Directors, consisting entirely of outside directors whose current members are: Frazier (Chairman), Barclay and Carlson. The Audit Committee held four meetings during fiscal 2001. The Audit Committee reviews the adequacy of the structure of Bancorp's financial organization and the proper implementation of the financial and accounting policies of Bancorp. The Audit Committee also reviews with Bancorp's independent auditors the scope of the audit prior to its commencement and the results of the

NEXT PAGE

audit before the Annual Report to Stockholders is published. More specifically, the Audit Committee (a) reviews Bancorp's accounting and financial policies and procedures with emphasis on any major changes during the year, (b) reviews and approves Bancorp's Form 10-Qs and Form 10-K filed during the year, (c) reviews the results of the audit for significant items and inquires as to whether the independent auditors are completely satisfied with the audit results, discussing any recommendations and comments the auditors may have, (d) reviews the relationship between Bancorp's internal auditors and the independent auditors, the adequacy and utilization of the internal audit staff, and the utilization of the internal auditors to expedite the audit and minimize the audit fee, (e) ascertains the degree of cooperation of Bancorp's financial and accounting personnel with the independent auditors, and (f) recommends to Bancorp's Board of Directors the independent auditors for Bancorp and its subsidiaries. For additional information regarding the Audit Committee, see "Audit Committee Matters" below.

        The Compensation Committee, which consists solely of disinterested outside directors, is currently comprised of Directors Barclay (Chairman), Frazier and Carlson. The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering the compensation and benefit programs of Bancorp and its subsidiaries. The Committee met two times in fiscal 2001. Bancorp's Compensation Committee's Report on Executive Compensation is set forth under "Executive Compensation."

        The Stock Option Committee is currently comprised of Directors Carlson (Chairman), Barclay and Frazier. The Committee held five meetings in fiscal 2001 and will meet as necessary to consider proposals for the granting of Incentive Stock Options and other awards to employees.

Audit Committee Matters

        Audit Committee Report. The Audit Committee of the Board of Directors of Bancorp has issued the following report with respect to the audited financial statements of Bancorp for the fiscal year ended December 31, 2001:

  The Audit Committee has reviewed and discussed with Bancorp's management Bancorp's fiscal 2001 audited financial statements;

  The Audit Committee has reviewed and discussed with Bancorp's management the quarterly Form 10-Qs for the fiscal year ended December 31, 2001.

  The Audit Committee has discussed with Bancorp's independent auditors (BKD, LLP) the matters required to be discussed by Statement on Auditing Standards No. 61;

  The Audit Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board No. 1 (which relates to the auditors' independence from Bancorp and its related entities) and has discussed with the auditors their independence from Bancorp; and

  Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

        Submitted by the Audit Committee of the Board of Directors of Bancorp:

Larry D. Frazier
William E. Barclay
Thomas J. Carlson

        Independence. Each member of the Audit Committee is "independent" under the definition of independence contained in the National Association of Securities Dealers' listing standards for the Nasdaq Stock Market.

        Audit Committee Charter. Bancorp has adopted a written audit committee charter which specifies the committee's duties and responsibilities.

NEXT PAGE

        Audit Fees. The aggregate fees billed to Bancorp by BKD, LLP for professional services rendered for the audit of Bancorp's financial statements for fiscal 2001 and the reviews of the financial statements included in Bancorp's Forms 10-Q for that year were $102,300.

        Financial Information Systems Design and Implementation Fees. There were no fees for financial information systems design and implementation billed to Bancorp by BKD, LLP for fiscal 2001.

        All Other Fees. Other than audit fees, the aggregate fees billed to Bancorp by BKD, LLP for fiscal 2001 were $117,242, relating primarily to certain outsourced internal audit, tax consultation, and other management consulting services.

        The Audit Committee of the Board of Directors has considered whether the provision of all non-auditing services (and the aggregate fees billed for such services) in fiscal 2001 by BKD, LLP, independent auditors, is compatible with maintaining the auditors' independence.

Directors' Compensation

        Directors of Bancorp receive a monthly fee of $500, which is the only compensation paid to directors by Bancorp. Directors of Great Southern receive a monthly fee of $1,500, except for William V. Turner, the Chairman of the Board of Directors, who receives a monthly fee of $1,900. The director of Great Southern Financial Corporation, who is William V. Turner, receives a monthly fee of $600 for his service on that board. The directors of Great Southern Capital Management, Inc., who are William V. Turner, Joseph W. Turner and Michael P. Bennitt, receive no fee for their service on that board. The directors of Bancorp and its subsidiaries are not paid any fees for committee service and are not reimbursed for their costs in attending the Board of Directors or any committee meetings.

Board of Directors of Subsidiaries

        Bancorp, as sole stockholder, elects the directors of its subsidiaries. Currently, Thomas J. Carlson, William E. Barclay, Larry D. Frazier, William V. Turner, and Joseph W. Turner serve as directors of Great Southern. The directors of Bancorp's other subsidiaries are named above. The directors of Great Southern and Bancorp's other subsidiaries serve until their successors are elected and qualified, or as otherwise provided in the respective company's bylaws.

Indebtedness of Management and Transactions with Certain Related Persons

        Great Southern, like many financial institutions, has from time to time extended loans to its officers, directors and employees, generally for the financing of their personal residences, at favorable interest rates. Generally, residential loans have been granted at interest rates 1% above Great Southern's cost of funds, subject to annual adjustments. Other than the interest rate, these loans have been made in the ordinary course of business, on substantially the same terms and collateral as those of comparable transactions prevailing at the time, and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by Great Southern to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Great Southern. Great Southern may also grant loans to officers, directors and employees, their related interests and their immediate family members in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons which, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

NEXT PAGE

        No directors, executive officers or their affiliates, had aggregate indebtedness to Great Southern on below market rate loans exceeding $60,000 at any time since January 1, 2001 except as noted below.

Name	Position	Date of Loan	Largest Amount Outstanding Since 01/01/01	Balance as of 12/31/01	Interest Rate at 12/31/01	Type

William V. Turner	Chairman of the Board of Bancorp and Great Southern	08/25/95	$312,349	$ ---	---%	Home Mortgage

Joseph W. Turner	CEO and President of Bancorp and Great Southern	08/31/00 09/14/98	94,574 290,354	92,847 286,168	4.75% 4.96%	Home Equity Line Home Mortgage

Rex A. Copeland	Treasurer of Bancorp; Senior Vice President and CFO of Great Southern	06/01/00	185,993	181,795	5.71%	Home Mortgage

Steven G. Mitchem	Senior Vice President and Chief Lending Officer of Great Southern	06/22/98	163,697	141,624	4.27%	Home Mortgage

Larry A. Larimore	Secretary of Bancorp and Great Southern; Vice President of Great Southern	08/17/00 08/12/98	215,000 17,753	211,640 ---	5.28% 4.75%	Home Mortgage Home Equity Line

Douglas W. Marrs	Vice President - Operations of Great Southern	08/06/01 02/25/98	100,000 22,935	99,384 ---	4.96% ---%	Home Mortgage Home Equity Line

NEXT PAGE

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation of William V. Turner, the Chairman of the Board; Joseph W. Turner, the President and Chief Executive Officer; Rex A. Copeland, the Treasurer; and Steven G. Mitchem, the Chief Lending Officer of Great Southern Bank. No other executive officer earned a salary and bonus in excess of $100,000 for fiscal 2001.

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Options (#)	All Other Compensation ($)(2)

William V. Turner	2001	232,329	140,308	7,500	7,297
Chairman of the Board	2000	226,494	120,000	7,500	6,960
	1999	291,261	100,000	5,000	6,940

Joseph W. Turner	2001	188,370	140,308	7,500	13,751
Chief Executive Officer and President	2000	179,714	120,000	7,500	6,581
	1999	148,451	50,000	5,000	14,062

Rex A. Copeland	2001	110,750	12,210	3,000	497
Treasurer	2000	84,570	---	7,080	39,781
	1999	---	---	---	---

Steven G. Mitchem	2001	104,583	11,550	3,000	4,292
Chief Lending Officer	2000	94,667	---	2,500	4,335
	1999	87,363	---	1,200	4,043

______________
(1)	Includes directors' fees for Mr. W. Turner of $32,100, $31,200 and $31,200 for Fiscal 2001, Fiscal 2000 and Fiscal 1999, respectively; and for Mr. J. Turner of $19,500, $18,000 and $10,500 for Fiscal 2001, Fiscal 2000 and Fiscal 1999, respectively.
(2)	Fiscal 2001 includes: (a) company matching contributions to Bancorp's 401(k) plan (Mr. W. Turner - $6,800, Mr. J. Turner - $6,800, Mr. R. Copeland - $ -0- and Mr. S. Mitchem - $3,795), (b) term life insurance premiums paid by Great Southern for the benefit of Mr. W. Turner - $497, Mr. J. Turner - $497, Mr. R. Copeland - $497 and Mr. S. Mitchem - $497, (c) country club assessments paid by Great Southern for the benefit of Mr. J. Turner - $5,500 and (d) personal use of Great Southern's aircraft by Mr. J. Turner - $860.

NEXT PAGE

Option Grants During the Fiscal Year Ended December 31, 2001

        The following table sets forth options to acquire shares of Common Stock which were granted during fiscal 2001 to the executive officers named in the Summary Compensation Table.

OPTIONS GRANTS IN FISCAL 2001

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to All Employees in Fiscal 2001	Exercise or Base Price ($ per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
					5% ($)	10% ($)

William V. Turner	7,500	12.1%	$28.3745	9-24-2006	$53,450	$118,111
Joseph W. Turner	7,500	12.1	28.3745	9-24-2006	$53,450	$118,111
Rex A. Copeland	3,000	4.8	25.7950	9-24-2011	$48,667	$123,332
Steven G. Mitchem	3,000	4.8	25.7950	9-24-2011	$48,667	$123,332

________________
(1)	Options for William V. Turner and Joseph W. Turner were granted at 110% of the market price on the date of grant, vest 25% per year after a one year holding period beginning on the date of grant (September 24, 2001), and must be exercised within 5 years of the grant. Options for Rex A. Copeland and Steven G. Mitchem vest 25% per year after a two year holding period beginning on the date of grant (September 24, 2001), and must be exercised within 10 years of the grant.

Option Exercises and Fiscal Year-End Values

        The following table sets forth all stock options exercised by the named executives during fiscal 2001 and the number and value of unexercised options held by such executive officers at December 31, 2001.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

William V. Turner	30,000	$322,650	15,625	16,875	$152,041	$113,095
Joseph W. Turner	15,000	161,325	19,685	16,875	299,661	113,095
Rex A. Copeland	---	---	---	10,080	---	106,317
Steven G. Mitchem	1,650	13,538	250	7,000	3,250	59,539

______________
(1)	Value realized is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.
(2)	The value of unexercised options was calculated at a per share price of $30.50, based on the closing price of the Common Stock as reported on the Nasdaq National Market System on December 31, 2001, less the exercise price per share.

NEXT PAGE

Employment Agreements

        William V. Turner and Joseph W. Turner (the "Employees") have entered into employment agreements with Great Southern (the "Employment Agreements"). The Employment Agreements provide for an annual base salary in an amount not less than the Employee's then-current salary and an initial term of five years with respect to Mr. W. Turner, and three years with respect to Mr. J. Turner. The Employment Agreements provide for an extension of one year, in addition to the then-remaining term, on each anniversary of the effective date of the agreements subject to the Board's discretion. The Employment Agreements provide that Great Southern may terminate the employment of either of the Employees for "cause," as defined in the Employment Agreements, at any time. The Employment Agreements also provide that in the event Great Southern chooses to terminate the employment of either of the Employees for reasons other than for cause, or in the event either of the Employees resigns from Great Southern upon the failure of the Great Southern Board of Directors to reelect the Employee to his current office or upon a material lessening of his functions, duties or responsibilities, the employee would be entitled to the payments owed for the remaining term of the agreement. If the employment of either of the Employees is terminated in connection with or within 12 months of a "change in control" of Great Southern or Bancorp, each of the Employees would be entitled to (i) a lump sum payment equal to 299% of the Employee's base amount of compensation as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and (ii) continued payment of his salary under the applicable Employment Agreement for the term of the agreement. If Messrs. W. Turner and J. Turner had been entitled to the lump sum payments described in clause (i) of the preceding sentence as of December 31, 2001, the payments would have amounted to $1,356,983 and $619,892, respectively.

Benefits

        Pension Plan. Great Southern's employees are included in the Pentegra Retirement Fund, a multiple employer comprehensive pension plan. This noncontributory defined benefit retirement plan covers all employees who have met minimum service requirements.

        The following table illustrates annual pension benefits payable upon retirement, subject to limits established by federal law, based on various levels of compensation and years of service and assuming payment in the form of a straight-life annuity. Covered compensation includes all regular and overtime pay excluding bonuses and commissions. At December 31, 2001, Messrs. J. Turner, R. Copeland and S. Mitchem had 9, 1 and 10 years, respectively, of credited service under the pension plan. Mr. W. Turner is no longer accruing additional benefits under the plan and, in 2001, received annual benefit payments of $106,420 under the pension plan.

PENSION PLAN TABLE

Average Annual	Years of Service
Covered Compensation	10	20	30	40

$ 50,000	$10,000	$ 20,000	$ 30,000	$ 40,000
100,000	20,000	40,000	60,000	80,000
150,000	30,000	60,000	90,000	120,000
200,000	40,000	80,000	120,000	140,000(1)
250,000	50,000	100,000	140,000(1)	140,000(1)
300,000	60,000	120,000	140,000(1)	140,000(1)
350,000	70,000	140,000(1)	140,000(1)	140,000(1)
400,000	80,000	140,000(1)	140,000(1)	140,000(1)
450,000	90,000	140,000(1)	140,000(1)	140,000(1)
_______________
(1)	The maximum retirement benefit currently permitted by federal law is $140,000 per year for this type of plan.

NEXT PAGE

Report on Executive Compensation

        The Bancorp Compensation Committee Report on Executive Compensation and the Stock Performance Graph included herein shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, notwithstanding the incorporation by reference of the proxy statement into any such filings.

        General. The Compensation Committee (the "Committee") of Bancorp, which consists solely of disinterested outside directors, administers the compensation and benefit programs of Bancorp and its subsidiaries and determines the compensation of senior management. The Committee is responsible for setting and administering the policies which govern annual compensation. During fiscal 2001, the compensation of Great Southern's executive officers was based upon the recommendations of the Committee, consisting of Directors Barclay, Carlson and Frazier, whose recommendations were reviewed by the full Board of Directors. The Committee met two times during fiscal 2001.

        From time to time, the Board of Directors of Bancorp has utilized certain employment contracts, employment termination agreements and stock option plans to recognize management's success in resolving problem assets and responding to the impact of adverse regulatory changes. The Committee has also focused its evaluation of executive compensation on operating performance and the creation of stockholder value. The Committee recognizes that the stock form of ownership provides equity-based compensation opportunities, such as stock options, that create management incentives for increased earnings and stock appreciation. The Committee believes that these equity-based compensation programs are essential to attract, motivate and retain executives of outstanding abilities.

        During fiscal 2001, the Committee evaluated executive compensation with the intent of meeting the following objectives:

--	maintain the financial strength, safety and soundness of Bancorp and Great Southern;
--	reward and retain key personnel by compensating them at the middle to upper levels of compensation for comparable financial institutions;
--	focus management on long term goals through long-term incentives;
--	contain fixed costs by de-emphasizing fixed pay while emphasizing variable pay based on performance;
--	provide fair, reasonable and competitive base salaries;
--	provide the opportunity to earn additional compensation if Bancorp's stockholders experience long-term increases in the value of Bancorp stock; and
--	emphasize long-term stock ownership of Bancorp stock by executive officers.

        In addition to base salary, annual bonus and stock options, the Committee also takes into account the full compensation package afforded by Bancorp to the individual, including pension benefits, supplemental retirement benefits, termination agreements, insurance and other benefits.

        Base Salaries. The Committee has reviewed the salary arrangements pursuant to employment contracts for the Chairman, and the President and Chief Executive Officer. These contracts reflect a base salary level commensurate with the duties and responsibilities of senior executives of a publicly held bank holding company. In establishing the base salary for Mr. W. Turner and Mr. J. Turner, the Committee considered the responsibilities of the Chairman and the President and Chief Executive Officer associated with the continued success of Bancorp since becoming a public company in 1989. For the other executive officers, the Committee took into account the responsibilities of the position and the experience level of the individual executive and the financial performance of Bancorp. The evaluation of individual performance is an inherently subjective process.

        Bonus. Bancorp's Chairman and the President and Chief Executive Officer are also eligible to receive an annual cash bonus based on the fiscal year performance of Great Southern. To determine the bonus, the Committee reviews actual financial performance based on levels of return on equity, return on assets, peer comparisons and overall financial results of Bancorp. Payment of any incentive compensation thereunder is subject to compliance with all applicable capital requirements and conditions and qualifications established by the Board of

NEXT PAGE

Directors. The current bonus plan is one-half percent and one-half percent, respectively, for Messrs. W. Turner and J. Turner of pre-tax fiscal year net income of Bancorp.

        In fiscal 2001, Mr. W. Turner and Mr. J. Turner were awarded bonuses of $142,000 and $142,000, respectively, compared to bonuses of $120,000 and $120,000 in fiscal 2000.

        Option Plans. In 1989, Bancorp's stockholders approved Bancorp's 1989 Stock Option Plan and in 1997 Bancorp's stockholders approved Bancorp's 1997 Stock Option Plan. Both are an integral part of the executive compensation program. The plans are designed to encourage ownership and retention of Bancorp's stock by key employees as well as non-employee members of the Board of Directors. Through the stock options available under the plans, the objective of aligning key employees' long-range interest with those of stockholders may be met by providing key employees with the opportunity to build, through the achievement of corporate goals, a meaningful stake in Bancorp. The Stock Option Committee, consisting of Directors Frazier, Barclay and Carlson, considers additional options each year as needed to attract and retain employees. The Stock Option Committee, with the approval of the Board of Directors, awarded the following options in fiscal 2001: William V. Turner - 7,500, Joseph W. Turner - 7,500, Rex A. Copeland - 3,000 and Steven G. Mitchem - 3,000. Further details about the options granted in fiscal 2001 can be found under the table "Option Grants in Fiscal 2001."

Dated as of September 19, 2001
Compensation Committee

WILLIAM E. BARCLAY     THOMAS J. CARLSON     LARRY D. FRAZIER

NEXT PAGE

Stock Performance Graph

        The following graph compares the cumulative total stockholder return on the Common Stock to the cumulative total returns of the Nasdaq U.S. Stock Index and the Nasdaq Financial Stocks Index for the period from June 30, 1996 through December 31, 2001. The graph assumes that $100 was invested in the Common Stock on June 30, 1996 and that all dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

	6/96	6/97	6/98	12/98	12/99	12/00	12/01

GSBC	$100	120.18	192.95	185.28	172.43	126.03	251.46
Nasdaq US Companies	$100	132.93	177.20	218.75	395.60	250.47	193.33
Nasdaq Financial	$100	138.10	185.34	175.48	166.50	182.00	201.73

NEXT PAGE

PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

        The following table sets forth certain information, as of the Record Date as to those persons believed by management of Bancorp to be beneficial owners of more than five percent of the outstanding shares of Common Stock. Persons, legal or natural, and groups beneficially owning in excess of five percent of the Common Stock are required to file certain reports regarding their ownership with Bancorp and with the United States Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Where appropriate, historical information set forth below is based on the most recent filing on behalf of the person with Bancorp. Other than those persons listed below, management is not aware of any person or group that owns more than five percent of the Common Stock as of the Record Date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

William V. Turner Ann S. Turner Turner Family Limited Partnership Turner Family Foundation 925 St. Andrews Circle Springfield, MO 65809	1,029,352(3)	14.97%
Robert M. Mahoney Joyce B. Mahoney Tri-States Company 4940 S. Farm Road 189 Suite 500 Rogersville, MO 65742	527,384(4)	7.68

Earl A. Steinert, Jr. 1736 E. Sunshine Springfield, MO 65804	460,500(5)	6.70
____________________
(1)	Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.
(2)	The percentage ownership is based on the number of shares outstanding as of the Record Date.
(3)	Under Rule 13d-3 under the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days of that date. This figure includes 8,125 shares which may be acquired through option exercises by William V. Turner. This figure also includes 35,368 shares held in various capacities by Ann S. Turner, Mr. W. Turner's wife, which Mr. W. Turner may be deemed to beneficially own, 14,826 shares held by the Turner Family Foundation which Mr. and Mrs. Turner may be deemed to beneficially own and 783,012 shares held by the Turner Family Limited Partnership which Mr. and Mrs. W. Turner may be deemed to beneficially own. Mr. W. Turner disclaims beneficial ownership as to shares beneficially owned by Ann S. Turner and the Turner Family Foundation, and 258,678 shares owned by the Turner Family Limited Partnership. This figure also includes 188,021 shares held in various capacities by William V. Turner, Mrs. Turner's husband, which Mrs. Turner may be deemed to beneficially own. Mrs. Turner disclaims beneficial ownership as to shares beneficially owned by William V. Turner, and 258,678 shares owned by the Turner Family Limited Partnership.

NEXT PAGE

(4)	Robert M. Mahoney, Joyce B. Mahoney and Tri-States Service Company reported ownership of 486,184 shares in a Schedule 13D filed on July 3, 1997. The Schedule 13D was a joint filing pursuant to Rule 13d-1(k)(1) of the Exchange Act. Joyce B. Mahoney and Tri-States Service Company disclaim beneficial ownership as to all shares. Robert M. Mahoney reported sole voting and dispositive power as to all shares. Robert M. Mahoney notified the Company that he purchased an additional 41,200 shares during 2001, reporting total ownership as Robert Mahoney Trust - 215,867 shares, Joyce Mahoney Trust - 215,867 shares and Tri-States Service Company - 95,650 shares.
(5)	As reported by Earl A. Steinert, Jr. in a Schedule 13D filed on March 13, 1997. Earl A. Steinert, Jr. reported sole voting and dispositive power as to 391,500 shares and shared voting and dispositive power as to 69,000 shares. The 69,000 shares include 54,000 shares held by Earl A. Steinert, Jr. Trustee of the Earl A. Steinert Trust II and 15,000 shares held by Dorothy E. Steinert, Earl A. Steinert and Barbara Lee Stole, Joint Tenants. Earl A. Steinert, Jr. disclaims beneficial ownership as to these 69,000 shares.

Stock Ownership of Management

        The following table sets forth information, as of the Record Date, as to shares of Common Stock beneficially owned by the directors and nominees named under "Election of Directors" and "The Board of Directors" above, the executive officers named in the Summary Compensation Table above, and the directors and all executive officers of Bancorp as a group. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

William V. Turner	1,029,352(3)	14.97%
Larry D. Frazier	55,000.80
Joseph W. Turner	47,690(4)	.69
William E. Barclay	8,048(5)	.12
Thomas J. Carlson	1,500.02
Rex A. Copeland	1,250.02
Steven G. Mitchem	34,410.50
Directors and Executive Officers
as a Group (9 persons)	1,180,501(6)	17.14
_______________

(1)	Under Rule 13d-3 the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days of that date. Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.
(2)	The percentage ownership is based on the number of shares outstanding as of the Record Date.
(3)	For a detailed discussion of the nature of Mr. W. Turner's ownership, see Footnote 3 to the table of beneficial owners set out above.
(4)	This figure includes 8,125 shares that may be acquired through option exercises.
(5)	Mr. Barclay shares voting and dispositive power with his spouse with respect to all shares.
(6)	The figure includes an aggregate of 19,364 shares that may be acquired through option exercises by all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Bancorp's directors, its executive officers and persons who own more than ten percent of the Common Stock, to file reports detailing their ownership and changes of ownership in the Common Stock with the SEC and to furnish Bancorp with copies of all such ownership reports. Based solely on Bancorp's review of the copies of the ownership reports furnished to Bancorp, and written representations relative to the filing of certain forms, Bancorp is aware of two late filings for Ann S. Turner for one transaction in June 2001 and one transaction in September 2001; one late filing for Joseph W. Turner for one transaction in September 2001; two late filings for William V. Turner for one transaction in June 2001 and one transaction in September 2001; one late filing for Steven G. Mitchem for one transaction in September 2001; one late filing for Rex A. Copeland for one transaction in September 2001; one late filing for

NEXT PAGE

Douglas W. Marrs for one transaction in September 2001; and two late filings for Larry A. Larimore for one transaction in September 2001 and one transaction in October 2001.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at Bancorp's next annual meeting must be received by the Secretary of Bancorp at the executive office of Bancorp, located at 1451 E. Battlefield Springfield, Missouri 65804, no later than December 10, 2002 to be eligible for inclusion in Bancorp's proxy statement and proxy card relating to the next annual meeting. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether included in Bancorp's proxy materials), Bancorp's Certificate of Incorporation and Bylaws and Delaware law.

        To be considered for presentation at the next annual meeting, but not for inclusion in Bancorp's proxy statement and proxy card for that meeting, proposals must be received at the executive office of Bancorp by the Deadline. The "Deadline" means the date that is 30 days prior to the date of the next annual meeting. However, in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, the "Deadline" means the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. If a stockholder proposal that is received by Bancorp after the Deadline is voted on at the next annual meeting, the holders of the proxies for that meeting will have the discretion to vote on the proposal in accordance with their best judgment and discretion, without any discussion of the proposal in Bancorp's proxy statement for the next annual meeting.

NEXT PAGE

OTHER MATTERS

        The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the proposals discussed in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the holders of the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

        A COPY OF BANCORP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SEC, EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY OF BANCORP, AT GREAT SOUTHERN BANCORP, INC., 1451 E. BATTLEFIELD, SPRINGFIELD, MISSOURI 65804. THE COMPANY WILL ALSO FURNISH TO STOCKHOLDERS A COPY OF ANY EXHIBIT TO THE FORM 10-K UPON WRITTEN REQUEST TO THE SECRETARY AT THE ABOVE ADDRESS AND THE PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING THE EXHIBIT(S).

By Order of the Board of Directors Larry Larimore, Secretary
Springfield, Missouri April 15, 2002

        YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

NEXT PAGE

PROXY
GREAT SOUTHERN BANCORP, INC.

/ X / PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2002

        The undersigned hereby revokes all proxies previously given with respect to all shares of common stock, $.01 par value, of Great Southern Bancorp, Inc. ("Bancorp") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bancorp for the fiscal year ended December 31, 2001 (the "Annual Meeting") and appoints the official proxy committee of Bancorp, consisting of Joseph W. Turner, William V. Turner and Thomas J. Carlson, each with full power of substitution, to act as attorneys-in-fact for the undersigned for the purpose of voting such stock at the Annual Meeting, to be held at the Missouri Sports Hall of Fame, 3861 E. Stan Musial Drive, Springfield, Missouri on May 15, 2002, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present as follows:

	For	Withhold
1. The election of two directors:
WILLIAM E. BARCLAY
LARRY D. FRAZIER

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

The board of directors recommends a vote "for" the listed proposal.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH HEREIN. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        This Proxy may be revoked in the manner described in the proxy statement dated April 15, 2002. The undersigned acknowledges receipt from Bancorp, prior to the execution of this proxy, of the Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2001.

NEXT PAGE

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

GREAT SOUTHERN BANCORP, INC.

PLEASE ACT PROMPTLY
COMPLETE, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

END